EXHIBIT 99.1

Colony Bankcorp, Inc. Announces Employment Inducement Award

FITZGERALD, Ga., Aug. 23, 2018 (GLOBE NEWSWIRE) -- Colony Bankcorp, Inc. (NASDAQ: CBAN), the holding company for Colony Bank, announced that the Compensation Committee of its Board of Directors, which is comprised entirely of independent directors, granted an inducement award pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules to T. Heath Fountain in connection with his employment as its President & CEO.

In connection with Mr. Fountain entering into employment with the Company and Colony Bank as a new employee, Mr. Fountain, who was not previously an employee or director of the Company or the Bank, received an award of 5,650 restricted shares of the Company’s common stock.  The restricted shares vest in approximately equal installments on each of July 30, 2019, July 2020 and July 2021, subject to continued service by Mr. Fountain through each applicable vesting date, or earlier upon the occurrence of a change in control. The restricted shares were granted as an inducement material to Mr. Fountain entering into employment with the Company and the Bank in accordance with NASDAQ Listing Rule 5635(c)(4).

Colony Bankcorp, Inc. is the bank holding company for Colony Bank.  Founded in 1975 and headquartered in Fitzgerald, Georgia, Colony operates 26 full-service branches throughout Central and South Georgia, as well as a full-service website at www.colonybank.com.   Colony’s common Stock is traded on the Nasdaq Global Market under the symbol “CBAN”.   Follow us on Facebook or on Twitter @colony_bank.

Certain statements contained in the preceding release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified.  In addition, certain statements may be contained in the Company’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act.  Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statement of plans and objectives of Colony Bankcorp, Inc. or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements.  Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements.  Forward-looking statements speak only as of the date on which such statements are made.  The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.  Readers are cautioned not to place undue reliance on these forward-looking statements.

For additional information, contact:
Terry L. Hester
Executive Vice President and
Chief Financial Officer
(229) 426-6000 ext. 6002